Exhibit 5.1

+1 202-942-8400 (t)

+1 202 942-8484 (f)

wilmerhale.com

March 10, 2006

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

Re:	Registration Statement on Form S-3 (File No. 333-131305)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Distributed Energy Systems Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the following Registrant securities:

1.	common stock, $0.01 par value per share (the “Common Stock”);

2.	preferred stock, $0.01 par value per share (the “Preferred Stock” and, together with the Common Stock to be sold by the Registrant, the “Shares”);

3.	senior debt securities (the “Senior Debt Securities”); and

4.	subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”);

all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $125,000,000. In addition, certain stockholders of the Registrant (the “Selling Stockholders”) may offer and sell under the Registration Statement up to 390,250 shares of Common Stock (the “Selling Stockholder Shares”).

The Senior Debt Securities may be issued pursuant to an Indenture between the Registrant and a trustee to be named in such Indenture; and the Subordinated Debt Securities may be issued pursuant to an Indenture between the Registrant and a trustee to be named in such Indenture (collectively, the “Indentures”).

Distributed Energy Systems Corp.

March 10, 2006

We are acting as counsel for the Registrant in connection with the sale by the Registrant and the Selling Stockholders of the Shares, the Debt Securities and the Selling Stockholder Shares. We have examined signed copies of the Registration Statement as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the minutes of meetings of the stockholders and the Board of Directors of the Registrant as provided to us by the Registrant, stock record books of the Registrant as provided to us by the Registrant, the Certificate of Incorporation and By-Laws of the Registrant, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion in paragraph 3 below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on a certificate of the Vice President of Finance of the Registrant confirming the Registrant’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares or receipt of the exercise price called for by the stock option agreement or warrant pursuant to which such shares were issued, as the case may be.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the following opinion:

1.	With respect to the Shares, when (i) specifically authorized for issuance by the Registrant’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the sale of the Shares have been duly established in conformity with the Registrant’s Certificate of Incorporation and By-laws, each as amended to date, and do no violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Registrant and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant, (iv) the Shares have been issued and sold as contemplated by the Registration Statement and (v) the Registrant has received the consideration provided for in the Authorizing Resolutions, the Shares will be validly issued, fully paid and non-assessable.

2.

With respect to the Debt Securities, when (i) specifically authorized for issuance by the Authorizing Resolutions, (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the Debt Securities and of their issue and sale have been duly established in conformity with the applicable Indenture and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Registrant and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant, (iv) such Debt Securities have been duly executed and authenticated in

Distributed Energy Systems Corp.

March 10, 2006

accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement and (v) the Registrant has received the consideration provided for in the Authorizing Votes, such Debt Securities will constitute valid and legally binding obligations of the Registrant, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.	The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares, Debt Securities and Selling Stockholder Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus and any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Brent B. Siler
Brent B. Siler, Partner